Exhibit 99.1

MediciNova Reports Third Quarter 2010 Results

SAN DIEGO, Calif. – November 15, 2010 – MediciNova, Inc., a biopharmaceutical company that is publicly traded on the Nasdaq Global Market (Trading Symbol: MNOV) and the Hercules Market of the Osaka Securities Exchange (Code Number: 4875), today announced financial results for the third quarter ended September 30, 2010.

A detailed discussion of financial results and product development programs can be found in MediciNova’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which was filed November 15, 2010 and is available through investors.medicinova.com.

Financial Results

For the quarter ended September 30, 2010, MediciNova reported a net loss of $5.7 million, or $0.46 per share, compared to a net loss of $4.8 million, or $0.40 per share, for the same period last year. There were no revenues for the quarter ended September 30, 2010 or September 30, 2009. Research and development expenses were $2.2 million for the quarter ended September 30, 2010, compared to $2.4 million for the quarter ended September 30, 2009. The decrease in research and development expenses was primarily due to a decrease in unallocated research and development costs as a result of a decrease in intellectual property legal expenses related to the overall review of our patent portfolio. General and administrative expenses were $2.0 million for the quarter ended September 30, 2010, compared to $2.6 million for the quarter ended September 30, 2009. The decrease in general and administrative expenses was a result of a decrease in professional fees incurred due to the completion of the Avigen transaction in 2009, a decrease in accrued bonus expenses and a decrease in other expenses.

At September 30, 2010, cash and cash equivalents were $31.2 million, compared to $19.2 million at December 31, 2009. At September 30, 2010, restricted cash, restricted investments and restricted letter of credit were $29.5 million.

At September 30, 2010, we no longer held any investment securities originally purchased by UBS and we no longer held the ARS Put as the UBS ARS and the ARS Put were redeemed at par value by UBS and the associated ARS Loan was repaid during the third quarter.

At September 30, 2010, we reclassified our long-term investments which consisted of ARS that principally represented interests in insurance notes and portfolios of securities (primarily commercial paper) to current investments because we no longer had the intent to hold these securities for more than a year. In addition, these investment securities were written down to liquidation value in third quarter.

Recent Highlights

•

On July 1, 2010, MediciNova completed the sale of all of its Auction Rate Securities (“ARS”) held by UBS AG at par value. After repaying the ARS Loan, MediciNova netted $9.5 million from the transaction, all of which was invested in money market funds.

•

On September 27, MediciNova reported the FDA’s approval to proceed with an initial trial of the company’s neurological drug candidate, ibudilast (MN-166/AV411), as a potential new pharmacotherapy for methamphetamine addiction. The study is largely funded by the National Institute on Drug Abuse (NIDA). The study will be led by Steven Shoptaw Ph.D., Principal Investigator and Professor of Family Medicine and Psychiatry and Biobehavioral Sciences, and colleagues at UCLA who are established clinical research investigators in the treatment of drug addiction.

•

On October 19, MediciNova announced that its novel macrophage migration inhibitory factor (MIF inhibitor) MN-166 program had been selected for inclusion on Windhover’s list of the “Top 10 Most Interesting Neuroscience Projects to Watch.”

•	On October 27 and 28, MediciNova liquidated the remainder of its ARS investment securities and received approximately $870,000, all of which was invested in money market funds.

•

On November 2 and 3, MediciNova’s intravenous beta-agonist MN-221 program had seven poster presentations during the Annual Meeting of the American College of Chest Physicians in Vancouver, Canada. The presentations are related to MediciNova’s development of MN-221 for potential utility in acute exacerbations of asthma or chronic obstructive pulmonary disease (COPD). Each individual poster presentation shared at the CHEST meeting has its link posted on the company website at www.medicinova.com.

“We are encouraged that our MN-166 program has received external attention through the Windhover Conference as well as through initiation of a largely NIDA funded methamphetamine addiction trial at UCLA,” said Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer of MediciNova, Inc. “In addition, the clinical development of MN-221 continues to progress and with the on-going asthma season and we are encouraged to report an increase in the enrollment rate of our CL-007 clinical trial.”

Internal Control

In the course of preparing the financial statements as of September 30, 2010, management identified a material weakness in MediciNova’s internal control over financial reporting. For a more detailed discussion of this material weakness and associated remediation efforts, please see MediciNova’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which was filed November 15, 2010 and is available through investors.medicinova.com.

About MediciNova

MediciNova, Inc. is a publicly-traded biopharmaceutical company founded upon acquiring and developing novel, small-molecule therapeutics for the treatment of serious diseases with a commercial focus on the U.S. market. Through strategic alliances primarily with Japanese pharmaceutical companies, MediciNova holds rights to a diversified portfolio of clinical and preclinical product candidates, each of which MediciNova believes has a well-characterized and differentiated therapeutic profile, attractive commercial potential, and patent assets. MediciNova’s pipeline includes six clinical-stage compounds for the treatment of acute exacerbations of asthma, chronic obstructive pulmonary disease exacerbations, multiple sclerosis and other neurologic conditions, asthma, interstitial cystitis, solid tumor cancers, Generalized Anxiety Disorder, preterm labor and urinary incontinence and two preclinical-stage compounds for the treatment of thrombotic disorders. MediciNova’s current strategy is to focus on its two prioritized product candidates, MN-221 for the treatment of acute exacerbations of asthma and chronic obstructive pulmonary disease exacerbations and Ibudilast (MN-166/AV411) for the treatment of multiple sclerosis, chronic pain, spinal cord injury, or drug addiction. Each drug candidate is involved in clinical trials under U.S. and Investigator INDs and MediciNova is engaged in strategic partnering discussions to support further development of the MN-221 and Ibudilast programs. Additionally, MediciNova will seek to monetize its other pipeline candidates. For more information on MediciNova, Inc., please visit www.MediciNova.com.

Statements in this press release that are not historical in nature constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding MediciNova’s clinical trials supporting safety and efficacy of product candidates and the potential novelty of such product candidates as treatments for disease, plans and objectives for present and future clinical trials and product development, strategies, future performance, expectations, assumptions, financial condition, liquidity and capital resources and statements regarding remediation of internal controls. These forward-looking statements may be preceded by, followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “can,” “could,” “may,” “will,” “would,” or similar expressions. These forward-looking statements involve a number of risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results or events to differ materially from those expressed or implied by these forward-looking statements, include, but are not limited to, the risks and uncertainties inherent in clinical trials and product development and commercialization, such as the uncertainty in results of clinical trials for product candidates, the uncertainty of whether the results of clinical trials will be predictive of results in later stages of product development, the risk of delays or failure to obtain or maintain regulatory approval, the risk of failure of the third parties upon whom MediciNova relies to conduct its clinical trials and manufacture its product candidates to perform as expected, the risk of increased cost and delays due to delays in the commencement, enrollment, completion or analysis of clinical trials or significant issues regarding the adequacy of clinical trial designs or the execution of clinical trials and the timing, cost and design of future clinical trials and research activities, the ability to remediate any deficiencies and/or weaknesses in our internal controls and to prevent deficiencies and/or weaknesses from occurring in the future, the timing of expected filings with the FDA, MediciNova’s failure to execute strategic plans or strategies successfully, MediciNova’s collaborations with third parties, MediciNova’s ability to realize the anticipated strategic and financial benefits from its acquisition of Avigen, Inc., to integrate the two ibudilast development programs and to pursue discussions with potential partners to secure a strategic collaboration to advance the clinical development of the combined development program, the availability of funds to complete product development plans and MediciNova’s ability to raise sufficient capital when needed, intellectual property or contract rights, and the other risks and uncertainties described in MediciNova’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and its subsequent periodic reports on Forms 10-Q and 8-K. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. MediciNova disclaims any intent or obligation to revise or update these forward-looking statements.

CONTACT: MediciNova, Inc.

Shintaro Asako, Chief Financial Officer

(858) 373-1500

info@medicinova.com

MEDICINOVA, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,163,034	$19,241,581
Investment securities-current	840,000	24,254,987
ARS put-current	—	2,557,007
Restricted cash	28,374,673	—
Restricted investment	636,405	—
Restricted letter of credit	500,418	—
Prepaid expenses and other current assets	766,685	869,649

Total current assets	62,281,215	46,923,224
Restricted cash	—	30,045,965
Restricted investment	—	676,499
Restricted letter of credit	—	500,042
In-process research and development	4,800,000	4,800,000
Goodwill	9,368,205	9,142,205
Property and equipment, net	76,175	153,547
Long-term investments	—	2,085,425
Other assets	146,353	—

Total assets	$76,671,948	$94,326,907

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$578,882	$1,300,271
Convertible Notes	28,280,769	—
ARS loan payable	—	17,605,485
Current portion of long-term debt	3,543,047	—
Escrow holdback	268,418	1,094,045
Accrued expenses	1,213,028	1,276,036
Accrued compensation and related expenses	261,301	1,146,960

Total current liabilities	34,145,445	22,422,797
Management transition plan liability	636,405	676,499
Deferred tax liability	1,956,000	1,956,000
Convertible notes	—	29,258,137
Long-term debt, less current portion	10,716,165	—

Total liabilities	47,454,015	54,313,433

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 500,000 shares authorized at September 30, 2010 and December 31, 2009; no shares outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized at September 30, 2010 and December 31, 2009; 12,469,214 and 12,172,510 shares issued at September 30, 2010 and December 31, 2009, respectively, and 12,425,479 and 12,122,217 shares outstanding at September 30, 2010 and December 31, 2009, respectively	12,469	12,170
Additional paid-in capital	293,006,831	288,652,712
Accumulated other comprehensive loss	(56,404)	(64,914)
Treasury stock, at cost; 43,735 shares at September 30, 2010 and 50,293 shares at December 31, 2009	(1,197,935)	(1,235,395)
Deficit accumulated during the development stage	(262,547,028)	(247,351,099)

Total stockholders’ equity	29,217,933	40,013,474

Total liabilities and stockholders’ equity	$76,671,948	$94,326,907

MEDICINOVA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,		Period from September 26, 2000 (inception) to September 30,
	2010	2009	2010	2009	2010
Revenues	$—	$—	$—	$—	$1,558,227
Operating expenses:
Cost of revenues	—	—	—	—	1,258,421
Research and development	2,177,204	2,379,588	7,431,178	8,226,305	151,977,045
General and administrative	1,971,083	2,563,772	6,105,319	6,926,849	95,132,317

Total operating expenses	4,148,287	4,943,360	13,536,497	15,153,154	248,367,783

Operating loss	(4,148,287)	(4,943,360)	(13,536,497)	(15,153,154)	(246,809,556)
(Impairment charge)/gain, net, on investment securities	(869,767)	72,967	(813,225)	213,792	(1,762,960)
Foreign exchange gain/(loss)	3,024	(11,600)	1,295	(2,423)	(100,486)
Other expense	(52,939)	—	(127,570)	—	(127,570)
Interest expense	(659,282)	(63,992)	(1,109,725)	(171,592)	(1,352,097)
Other income	33,213	151,425	395,623	660,595	19,015,159
Income taxes	(6,581)	(527)	(5,830)	(532)	(46,396)

Net loss	(5,700,619)	(4,795,087)	(15,195,929)	(14,453,314)	(231,183,906)
Accretion to redemption value of redeemable convertible preferred stock	—	—	—	—	(98,445)
Deemed dividend resulting from beneficial conversion feature on Series C redeemable convertible preferred stock	—	—	—	—	(31,264,677)

Net loss applicable to common stockholders	$(5,700,619)	$(4,795,087)	$(15,195,929)	$(14,453,314)	$(262,547,028)

Basic and diluted net loss per common share	$(0.46)	$(0.40)	$(1.23)	$(1.20)

Shares used to compute basic and diluted net loss per common share	12,453,569	12,119,511	12,387,979	12,088,029